FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

OMB APPROVAL
OMB NUMBER 3235-0287
EXPIRES: APRIL 30, 1997
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE . . . . 0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

/X/ CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

(Print or Type Responses)

1.  Name and Address of Reporting Person

         THE HALLWOOD GROUP INCORPORATED
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          3710 RAWLINS  SUITE 1500
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                                   (Street)

         DALLAS                      TEXAS                  75219
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         (City)                     (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol

         SHOWBIZ PIZZA TIME, INC.
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


    --------------------------------------------------------------------

4.  Statement for Month/Year

         MARCH 1997
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5.  If Amendment, Date of Original (Month/Year)


    --------------------------------------------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

                Director                     XX    10% Owner
           ---                               ---

                Officer (give title below)         Other (specify below)
           ---                               ---


7.  Individual or Joint/Group Filing (Check Applicable)

            X   Form filed by One Reporting Person
           ---

                Form filed by More than One Reporting Person
           ---

                             ---------------------



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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED

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1.  Title of Security            2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                       (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                    and 5)
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                                                                   Code      /     V              Amount / (A) or (D) / Price
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
COMMON STOCK                            3/13/97                     J                             219,194       A       17.426
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COMMON STOCK                            3/26/97                     S                           2,632,983       D       15.68
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


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                                        5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                            Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                            at End of Month              (Instr. 4)                       (Instr. 4)
                                            (Instr. 3 and 4)
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

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COMMON STOCK
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COMMON STOCK                                        0
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                                                                                                                    (Over)
                                                                                                                    SEC 1474 (7/96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)
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                                                                Code   /   V           (A)    /   (D)      Date           Expiration
                                                                                                           Exercisable    Date
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
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



                                 7.  Title and Amount      8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
                                     of Underlying             Derivative       Derivative           Form of             Indirect
                                     Securities (Instr.        Security         Securities           Derivative          Beneficial
                                     3 and 4)                  (Instr. 5)       Beneficially         Security:           Ownership
                                                                                Owned at             Direct (D)          (Instr. 4)
                                              Amount or                         End of               or Indirect
                                              Number of                         Month                (I) (Instr. 4)
                                    Title     Shares                            (Instr. 4)
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

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

Explanation of Responses: On January 3, 1997 the Board of Directors of The Hallwood Group Incorporated (the "Company") authorized the exchange of 267,709 shares of common stock of the Company for 219,194 shares of common stock of ShowBiz Pizza Time, Inc. ("ShowBiz") owned by the Alpha and Epsilon Trusts. The exchange was completed on March 13, 1997, increasing the Company's holdings of ShowBiz common stock to 2,632,983. On March 26, 1997, the Company sold all of its holdings of ShowBiz common stock pursuant to a registered offering.


                                                                              THE HALLWOOD GROUP INCORPORATED


** Intentional misstatements or omissions of facts constitute                 By:    /s/ MELVIN J. MELLE                  4/8/97
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15                       ----------------------------------     ----------
   U.S.C. 78ff(a).                                                                       ** Signature of                   Date
                                                                                            Reporting Person
                                                                                 Name:   MELVIN J. MELLE
Note:  File three copies of this Form, one of which must                              -----------------------------
       be manually signed.  If space provided is insufficient,                   Title:  Vice President
       see Instruction 6 for procedure.                                                ----------------------------

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (8/92)